Exhibit 10.1

Execution Version

April 21, 2013

CECO Environmental Corp.

4625 Red Bank Road

Cincinnati, Ohio 45227

Attention:	Phillip DeZwirek Chairman

Commitment Letter—$125,000,000 Senior Credit Facilities

Ladies and Gentlemen:

CECO Environmental Corp., a Delaware corporation (“you” or the “Borrower”), has advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) that you intend to acquire 100% of the equity interests of Met-Pro Corporation, a Pennsylvania corporation (the “Target” and such transaction, the “Acquisition”) using a combination of your common stock and up to $110,200,000 of cash consideration. You have also advised Bank of America and MLPFS that you intend to finance the Acquisition (including the refinancing of material indebtedness of the Target and its subsidiaries), the repayment in full of the material indebtedness of the Borrower and its subsidiaries (the “Refinancing”), costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Borrower and its subsidiaries after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required to finance the Acquisition and costs and expenses related to the Transaction: (a) a $65,000,000 senior term loan facility (the “Term Loan Facility”) and (b) a revolving credit facility of up to $60,000,000 (the “Revolving Credit Facility” and together with the Term Loan Facility, collectively, the “Senior Credit Facilities”). The Acquisition, the Refinancing, the entering into and funding of the Senior Credit Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.” The sources and uses for the financing for the Transaction are as set forth on Schedule I hereto.

1. COMMITMENTS, ENGAGEMENT AND TITLES.

(a) Subject to the terms and conditions set forth in this letter agreement (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”),

(i) Bank of America is pleased to advise you of its commitment to (A) provide the full principal amount of the Senior Credit Facilities and (B) act as the sole administrative agent for the Senior Credit Facilities, and

(ii) MLPFS is pleased to advise you of its willingness, in connection with the foregoing commitments, to act as the sole lead arranger and sole book manager for the Senior Credit Facilities, and, in such capacity, to form a syndicate of financial institutions (collectively, the “Lenders”) in consultation with you for the Senior Credit Facilities.

(b) No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval.

2. CONDITIONS. The commitment of Bank of America hereunder and the undertaking of MLPFS to provide the services described herein are subject to the satisfaction of each (and only each) of the following conditions precedent in a manner acceptable to Bank of America and MLPFS: (i) the accuracy and completeness of all representations that you and your affiliates make to Bank of America and MLPFS and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); (ii) prior to and during the syndication of the Senior Credit Facilities, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries; and (iii) the satisfaction of the conditions precedent set forth in Schedule I to the Summary of Terms.

3. SYNDICATION.

(a) MLPFS shall commence syndication of the Senior Credit Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letter. You agree, until the Syndication Assistance Termination Date (as hereinafter defined), to actively assist MLPFS in achieving a Successful Syndication (as defined in the Fee Letter). Such assistance shall include (i) your providing and causing your advisors to provide Bank of America and MLPFS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and MLPFS to complete syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, relating to the Transaction (including the Projections (as hereinafter defined), the “Information”), (ii) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facilities (collectively with the Summary of Terms, the “Information Materials”), (iii) using your best efforts to ensure that the syndication efforts of Bank of America and MLPFS benefit materially from your existing banking relationships, and (iv) otherwise assisting Bank of America and MLPFS in their syndication efforts, including by making your officers and advisors available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries and the Target and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

(b) It is understood and agreed that MLPFS will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained in the Fee Letter and in the Summary of Terms (it being understood and agreed that such fees are in lieu of and not in addition to the fees described in the letter agreement dated as of March 8, 2013, between you and MLPFS (the “Engagement Letter”)). It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of Bank of America and MLPFS.

(c) Notwithstanding the right of MLPFS to syndicate the Senior Credit Facilities and receive commitments with respect thereto, (i) Bank of America shall not be relieved, released or novated from its obligations hereunder, including its obligation to fund its commitment to the Senior Credit Facilities on the date of consummation of the Transaction (the date of such consummation and funding being referred to as the “Closing Date”), in connection with any syndication, assignment or participation of the Senior Credit Facilities, including its commitment in respect thereof, until funding of the Senior Credit Facilities on the Closing Date and (ii) Bank of America shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred, in each case unless you otherwise agree in writing (including, without limitation, pursuant to any revised version of this Commitment Letter or an amendment or joinder hereto).

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(d) The provisions of this Section 3 shall remain in full force and effect until the earliest of (i) ninety (90) days following the Closing Date, (ii) the completion of a Successful Syndication, or (iii) the termination of this Commitment Letter pursuant to the last paragraph hereof other than as a result of the occurrence of the Closing Date (the “Syndication Assistance Termination Date”).

4. INFORMATION.

(a) You hereby represent, warrant and covenant that (i) all Information, other than Projections and information of a general economic or general industry nature, which has been or is hereafter made available to Bank of America, MLPFS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Transaction, as and when furnished, is and will be complete and correct in all material respects, when taken as a whole with other Information furnished with respect to such aspect of the Transaction, and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (ii) all financial projections concerning the Borrower and its subsidiaries or the Target and its subsidiaries that have been or are hereafter made available to Bank of America, MLPFS or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the related Projections are made available to Bank of America, MLPFS or the Lenders (it being understood that any such Projections are subject to uncertainties and contingencies, some of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material). You agree to furnish us with further and supplemental information from time to time until the Closing Date and, if requested by us, from time to time thereafter until the Syndication Assistance Termination Date so that the representation, warranty and covenant in the preceding sentence is correct on the Closing Date and, if requested by us, until the Syndication Assistance Termination Date so that the representations, warranties and covenants in the immediately preceding sentence are correct on the Closing Date and, if further and supplemental information is requested pursuant to this sentence, on such later date prior to the Syndication Assistance Termination Date on which the Successful Syndication is completed as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging and syndicating the Senior Credit Facilities, Bank of America and MLPFS are and will be using and relying on the Information without independent verification thereof.

(b) You acknowledge that MLPFS and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system. In connection with the syndication of the Senior Credit Facilities, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Target, your or their respective affiliates or any other entity, or the respective securities of any of the foregoing. You agree, however, that the Facilities Documentation (as defined in the Summary of Terms) will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

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5. EXPENSES. By executing this Commitment Letter, you agree to reimburse Bank of America and MLPFS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of McGuireWoods LLP, as counsel to Bank of America and MLPFS, and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant jurisdiction and (b) due diligence expenses) incurred in connection with the Senior Credit Facilities, the syndication thereof, the preparation of the Facilities Documentation and any other aspect of the Transaction. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from counsel based on the fees such counsel may receive on account of its relationship with us, including, without limitation, fees paid pursuant hereto.

6. INDEMNIFICATION. You agree to indemnify and hold harmless Bank of America, MLPFS, each Lender and each of their affiliates and their respective partners, officers, directors, employees, agents, trustees, administrators, managers, advisors and representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of one counsel to the Indemnified Parties, taken as a whole, and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant jurisdiction to all such Indemnified Parties, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel to all affected Indemnified Parties similarly situated, taken as a whole) that may be incurred by or asserted or awarded against any Indemnified Party (collectively, “Losses”), in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transaction or any related transaction or (b) the Senior Credit Facilities and any other concurrent or subsequent financings or any use made or proposed to be made with the proceeds thereof, except to the extent such Loss is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

7. CONFIDENTIALITY. This Commitment Letter and the fee letter among you, Bank of America and MLPFS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter (a) on a confidential basis to the board of directors, officers, attorneys and advisors of the Target in connection with their consideration of the Transaction and (b) after your acceptance of this Commitment Letter and the Fee

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Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America and MLPFS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or MLPFS, as applicable, to identify you in accordance with the Act.

8. OTHER SERVICES.

(a) You acknowledge that Bank of America and MLPFS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and MLPFS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Target and your and their respective affiliates with the same degree of care as they treat their own confidential information. Bank of America and MLPFS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and MLPFS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Target or any of your or its respective affiliates that is or may come into the possession of Bank of America, MLPFS or any of such affiliates.

(b) In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the arranging and other services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America and MLPFS, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each of Bank of America and MLPFS has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, neither Bank of America nor MLPFS has been, is, or will be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) Bank of America and MLPFS have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) Bank of America, MLPFS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America and MLPFS have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America and MLPFS with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

9. SURVIVAL.

(a) The provisions of Sections 5, 6, 7, 8, 9 and 10 of this Commitment Letter shall remain in full force and effect regardless of whether any of the Facilities Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder.

(b) In the event the Closing Date occurs prior to the occurrence of the Syndication Assistance Termination Date, your obligations to assist in the syndication of the Senior Credit Facilities set forth in Section 3 and the representations, covenants and other provisions of Section 4 with respect to the syndication of the Senior Credit Facilities shall remain in full force and effect until the Syndication Assistance Termination Date.

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10. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL; ETC. This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Bank of America, MLPFS, any Lender or any Indemnified Party in any way relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the transactions contemplated hereby or thereby or the actions of Bank of America or MLPFS in the negotiation, performance or enforcement hereof or thereof, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Commitment Letter (including the Summary of Terms) shall affect any right that MLPFS or any Lender may otherwise have to bring any action or proceeding relating to this Commitment Letter (including the Summary of Terms) against the Borrower or its properties in the courts of any jurisdiction. Each of you, Bank of America and MLPFS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and MLPFS in the negotiation, performance or enforcement hereof or thereof.

11. MISCELLANEOUS.

(a) This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by facsimile or other electronic imaging means (including .pdf) shall be effective as delivery of a manually executed counterpart thereof.

(b) This Commitment Letter (including the Summary of Terms) and the Fee Letter, embodies the entire agreement and understanding among Bank of America, MLPFS, you and your affiliates with respect to the Senior Credit Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Bank of America and the undertaking of MLPFS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or MLPFS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

12. ACCEPTANCE/EXPIRATION OF COMMITMENTS. This Commitment Letter and all commitments and undertakings of Bank of America and MLPFS hereunder will expire at 5:00 p.m. (New York time) on April 30, 2013 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding

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agreements. Thereafter, all commitments and undertakings of Bank of America and MLPFS hereunder will expire on the earliest of (a) September 30, 2013 (or, if the Drop Dead Date (as defined in the Purchase Agreement) is automatically extended pursuant to Section 9.2(a) of the Purchase Agreement, October 31, 2013), unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Senior Credit Facilities, (c) the acceptance by the Target or any of its affiliates of an offer for all or any material part of the capital stock or property and assets of the Target and its subsidiaries other than as part of the Transaction and (d) the date you announce, or inform in writing Bank of America or MLPFS, that the Acquisition is not proceeding. In consideration of the time and resources that MLPFS and Bank of America will devote to the Senior Credit Facilities, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing debt securities or bank financing for the Borrower or any of its subsidiaries with respect to the matters addressed in this Commitment Letter.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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If this letter agreement reflects our agreement, please indicate your acceptance by signing in the space below.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Matthew S. Buzzelli
Name: Matthew S. Buzzelli
Title: Senior Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ D. Clay Hall
Name: D. Clay Hall
Title: Director

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

CECO ENVIRONMENTAL CORP.

By:	/s/ Phillip DeZwirek
Name: Phillip DeZwirek
Title: Chairman

COMMITMENT LETTER

Signature Page

Execution Version

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

CECO ENVIRONMENTAL CORP.

$125,000,000 SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached.

BORROWER:	CECO Environmental Corp., a Delaware corporation (the “Borrower”).

GUARANTORS:	The obligations of the Borrower and its subsidiaries under the Senior Credit Facilities (as defined below) and under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by each existing and future direct and indirect domestic and, to the extent no adverse tax consequences would result, material foreign subsidiary of the Borrower (collectively, the “Guarantors”); provided that, in any event, none of CECO Environmental Netherlands B.V., Aarding Thermal Acoustics B.V., ATA Beheer B.V. or Atradius Credit Insurances N.V. shall be required to become a Guarantor. All guarantees will be guarantees of payment and not of collection.

ADMINISTRATIVE AND COLLATERAL AGENT:	Bank of America, N.A. (“Bank of America”) will act as sole administrative and collateral agent (in such capacity, the “Administrative Agent”).

SOLE LEAD ARRANGER AND SOLE BOOK MANAGER:	Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as sole lead arranger and sole book manager (in such capacity, the “Lead Arranger”).

LENDERS:	A syndicate of banks and financial institutions (including Bank of America) acceptable to the Lead Arranger and the Administrative Agent selected in consultation with the Borrower (collectively, the “Lenders”).

SENIOR CREDIT FACILITIES:	An aggregate principal amount of up to $125,000,000 will be available through the following facilities (each, a “Facility” and, collectively, the “Senior Credit Facilities”):

Term Loan Facility: A term loan facility in an aggregate principal amount of up to $65,000,000 (the “Term Loan Facility”), all of which will be drawn on the Closing Date (as defined below).

Revolving Credit Facility: A $60,000,000 revolving credit facility, available from time to time until the fifth anniversary of the Closing

Date, which will include a sublimit to be determined for the issuance of standby letters of credit (each a “Letter of Credit”) and a sublimit to be determined for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued by Bank of America (in such capacity, the “Fronting Bank”) and Swingline Loans will be made available by Bank of America, and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

SWINGLINE OPTION:	Swingline Loans will be made available on a same day basis in an aggregate amount not exceeding a sublimit to be determined and in minimum amounts of $100,000. The Borrower must repay each Swingline Loan in full no later than ten (10) business days after such loan is made.

INCREASE OPTION:	The Borrower may from time to time after the Closing Date request the addition of a new tranche of term loans (an “Incremental Term Facility”), an increase in the commitments to the Revolving Credit Facility (an “Incremental Revolving Commitment”) or a combination thereof without any further consent of the Lenders; provided that (i) at the time of any such request and upon the effectiveness of the Incremental Facility Amendment (as defined below), no default or event of default shall exist (including a projection by the Borrower of pro forma financial covenant compliance reasonably acceptable to the Administrative Agent), (ii) no existing Lender shall be required to (but may) provide any portion of any Incremental Term Facility or Incremental Revolving Commitment, (iii) each Incremental Term Facility or Incremental Revolving Commitment shall be in a minimum amount of $10,000,000 and (iv) the aggregate amount of all such Incremental Term Facilities and Incremental Revolving Commitments shall not exceed $30,000,000.

Each Incremental Term Facility shall (a) rank pari passu in right of payment and of security with the Senior Credit Facilities, (b) not mature earlier than the maturity date of the Term Loan Facility, (c) have a weighted average life at least equal to the remaining weighted average life of the Term Loan Facility and contain terms as to prepayments and amortization no more favorable than the Term Loan Facility and (d) not contain additional or different covenants or financial covenants which are more restrictive in any material respect than the covenants applicable to the Senior Credit Facilities unless either such covenants benefit all of the Lenders or are otherwise consented to by the Administrative Agent.

The Borrower may arrange for one or more new banks or other financial institutions, each of which shall be reasonably satisfactory to the Administrative Agent and, with respect to any Incremental Revolving Commitments, the Fronting Bank and the Swingline Lender (any such bank or financial institution, an “Additional Lender”), to provide all or any portion of any Incremental Term Facility or Incremental Revolving Commitment.

Each Incremental Term Facility or Incremental Revolving Commitment shall be evidenced by an amendment (an “Incremental Facility Amendment”) to the credit agreement executed by the Borrower, each existing Lender agreeing to provide any portion of such Incremental Term Facility or Incremental Revolving Commitment, each Additional Lender, if any, and the Administrative Agent. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to the Loan Documents as are determined by the Administrative Agent to be reasonably necessary to effect the provisions of this Section.

No Incremental Revolving Commitment shall increase the sublimit for Letters of Credit or Swingline Loans without the consent of the Fronting Bank and the Swingline Lender.

PURPOSE:	The proceeds of the Senior Credit Facilities shall be used to (i) finance in part the Acquisition; (ii) refinance certain existing indebtedness of the Borrower and its subsidiaries; (iii) pay fees and expenses incurred in connection with the Transaction; and (iv) provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

CLOSING DATE:	The execution of the definitive documentation for the Senior Credit Facilities (such documentation, the “Facilities Documentation”), to occur on or before September 30, 2013 (or, if the Drop Dead Date (as defined in the Purchase Agreement) is automatically extended pursuant to Section 9.2(a) of the Purchase Agreement, October 31, 2013) (the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I.

MATURITY:	The Senior Credit Facilities shall terminate and all amounts outstanding thereunder shall be due and payable in full five years from the Closing Date.

SCHEDULED AMORTIZATION/ AVAILABILITY:	Term Loan Facility: The Term Loan Facility will be subject to quarterly amortization of principal, based upon the annual percentages of the original stated amount of the Term Loan Facility set forth below, with the final payment of all amounts outstanding, plus accrued interest, being due at maturity:

Loan Year	% of Stated Principal Amount
Loan year 1	7.5%
Loan year 2	7.5%
Loan year 3	7.5%
Loan year 4	10.0%
Loan year 5	12.5%

Revolving Credit Facility: Loans under the Revolving Credit Facility may be made on a revolving basis up to the full amount of the Revolving Credit Facility, Letters of Credit may be issued up to the sublimit for Letters of Credit and Swingline Loans may be issued up to the sublimit for Swingline Loans.

MANDATORY PREPAYMENTS:	The Term Loan Facility will be subject to mandatory prepayment provisions that are usual and customary for transactions of this type; provided that such prepayment provisions shall (a) not include any excess cash flow recapture requirements and (b) include a carveout in an amount to be determined for amounts received in connection with dispositions of certain real property acquired in the Acquisition. Each such prepayment of the Term Loan Facility shall be applied to the principal installments thereof on a pro rata basis.

OPTIONAL PREPAYMENTS AND COMMITMENT
REDUCTIONS:	The Senior Credit Facilities may be prepaid in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Each such prepayment of the Term Loan Facility shall be applied to the principal installments thereof on a pro rata basis. The unutilized portion of the commitments under the Revolving Credit Facility may be irrevocably reduced or terminated by the Borrower at any time without penalty.

SECURITY:	The Borrower and each of the Guarantors shall grant the Administrative Agent and the Lenders valid and perfected first priority (subject to certain exceptions to be set forth in the Facilities Documentation) liens and security interests in all of the following:

(a)      All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 65% of the capital stock of each such first-tier foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower).

(b) All present and future intercompany debt of the Borrower and each Guarantor.

(c)      All of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, material leaseholds, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(d) All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Security shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facilities and any treasury management, interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof).

CONDITIONS PRECEDENT
TO CLOSING AND INITIAL
FUNDING:	The closing and the initial funding of the Senior Credit Facilities will be subject to satisfaction of the conditions precedent set forth in the Commitment Letter and in the attached Schedule I.

CONDITIONS PRECEDENT TO ALL EXTENSIONS
OF CREDIT:	Each extension of credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent: (a) all of the representations and warranties in the Facilities Documentation shall be true and correct as of the date of such extension of credit; and (b) no event of default under the Senior Credit Facilities or incipient default shall have occurred and be continuing or would result from such extension of credit.

REPRESENTATIONS AND
WARRANTIES:	Usual and customary for transactions of this type, including, without limitation, the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (as hereinafter defined); (vi) no material litigation (which as a closing condition shall be limited as set forth on Schedule I); (vii) no default;

(viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) OFAC compliance; (xx) solvency; (xxi) no casualty; (xxii) labor matters; and (xxiii) collateral documents.

As used in this Summary of Terms and Conditions (other than Schedule I attached hereto), “Material Adverse Effect” means (i) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole; (ii) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Facilities Documentation, or of the ability of either the Borrower or the Borrower and the Guarantors, taken as a whole, to perform their respective obligations under any Facilities Documentation; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Facilities Documentation to which it is a party. As used in Schedule I attached hereto, “Material Adverse Effect” has the meaning set forth in the Purchase Agreement.

COVENANTS:	Usual and customary for transactions of this type, including, without limitation, the following:

(a)      Affirmative Covenants - (i) delivery of financial statements, budgets and forecasts; (ii) delivery of certificates and other information; (iii) delivery of notices (of any default, material adverse condition, ERISA event, material change in accounting or financial reporting practices, disposition of property, sale of equity, incurrence of debt); (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security; (xiii) compliance with environmental laws; (xiv) further assurances; and (xv) compliance with material contracts; in each case with such customary exceptions as may be agreed upon in the Facilities Documentation.

(b)      Negative Covenants - Restrictions on (i) liens; (ii) indebtedness, (including guarantees and other contingent obligations); (iii) investments (including loans and advances); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds (including with respect to margin stock and OFAC sanctions); (xi) amendments of organizational documents; (xii) changes in accounting policies or reporting practices; and (xiii) material adverse modification or termination of documents related to the Acquisition; in each case with such customary exceptions as may be agreed upon in the Facilities Documentation.

(c) Financial Covenants—To include (but not be limited to) the following:

• Maximum Total Leverage Ratio of not greater than (a) at any time prior to March 30, 2015, 2.75 to 1.00 and (b) at any time thereafter, 2.50 to 1.00 (with financial definitions to be agreed upon).

• Minimum Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 as of the end of any fiscal quarter (with financial definitions to be agreed upon).

Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such calculations shall be made on a historical pro forma basis specified in the Facilities Documentation.

EVENTS OF DEFAULT:	Usual and customary in transactions of this type, including, without limitation, the following: (i) nonpayment of principal, interest, fees or other amounts (with customary grace periods for nonpayment of interest, fees and other amounts); (ii) failure to perform or observe covenants set forth in the Facilities Documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any Facilities Documentation; (x) change of control; (xi) change in management; and (xii) occurrence of any event or circumstance that, either individually or in the aggregate when taken together with other events or circumstances, has had or could reasonably be expected to have a Material Adverse Effect.
ASSIGNMENTS AND
PARTICIPATIONS:	Revolving Credit Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $5,000,000.

Term Loan Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Term Loan Facility in a minimum amount equal to $1,000,000.

Consents: The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Facilities Documentation). The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility or an unfunded commitment under the Term Loan Facility to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such a Lender or an Approved Fund in respect of such a Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Fronting Bank and the lender of any Swingline Loan will be required for any assignment under the Revolving Credit Facility.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Facilities Documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facilities or all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors.

WAIVERS AND
AMENDMENTS:	Amendments and waivers of the provisions of the Facilities Documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facilities, (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the collateral securing the Senior Credit Facilities, and (v) the release of all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors; (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment; and (c) the consent of the Lenders holding more than 50% of the loans and commitments under the applicable Facility shall be required with respect to certain other matters.

INDEMNIFICATION:	The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives (each such person being called an “Indemnitee”) from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facilities, the Transaction, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, the reasonable and documented fees, disbursements and other charges of one counsel to the Indemnitees, taken as a whole, and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant jurisdiction to all such Indemnitees, taken as a whole, and solely in the case of a conflict of interest, one additional counsel to all affected Indemnitees similarly situated, taken as a whole, and settlement costs; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or breach in bad faith of such Indemnitee. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of New York.

PRICING/FEES/
EXPENSES:	As set forth in Addendum I.

OTHER:
Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Facilities Documentation will contain customary increased cost, withholding tax, capital adequacy, liquidity and yield protection provisions, as well as provisions reflecting the Administrative Agent’s policy concerning market standards, including but not limited to, provisions regarding defaulting lenders.

ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:	At the Borrower’s option any loan under the Senior Credit Facilities (other than Swingline Loans) that is made to it will bear interest at a rate equal to the Applicable Margin (as defined below) plus one of the following indexes: (a) LIBOR or (b) the Base Rate (to be defined as the highest of (i) the Bank of America prime rate, (ii) the Federal Funds rate plus 0.50% and (iii) the one month LIBOR plus 1.00%). Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans. “Applicable Margin” means a percentage per annum to be determined in accordance with the Pricing Grid set forth below; provided, however, that until delivery of the compliance certificate for the first full fiscal quarter ending after the Closing Date, the Applicable Margin shall be determined based on Pricing Level III.

The Borrower may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default (beyond any applicable grace period) under the Facilities Documentation, the Applicable Margin on obligations owing under the Facilities Documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due or insolvency events, to the request of the Required Lenders).

COMMITMENT FEE:	The Borrower will pay a fee (the “Commitment Fee”), of a percentage per annum to be determined in accordance with the Pricing Grid set forth below, on the unused portion of each Lender’s commitments under the Revolving Credit Facility; provided, however, that until delivery of the compliance certificate for the first full fiscal quarter ending after the Closing Date, the Commitment Fee shall be determined based on Pricing Level III. The Commitment Fee is payable quarterly in arrears commencing upon the Closing Date. Swingline Loans will not be deemed to be utilization for purposes of calculating the Commitment Fee

LETTER OF CREDIT FEES:	The Borrower will pay a fee (the “Letter of Credit Fee”), of a percentage per annum to be determined in accordance with the Pricing Grid set forth below, on the maximum amount available to be drawn under each Letter of Credit that is issued and outstanding; provided, however, that until delivery of the compliance certificate for the first full fiscal quarter ending after the Closing Date, the Letter of Credit Fee shall be determined based on Pricing Level III. The Letter of Credit Fee is payable quarterly in arrears, commencing on the Closing Date, and will be shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee shall be payable to the Fronting Bank for its own account, in an amount to be mutually agreed.

PRICING GRID

Pricing Level	Total Leverage Ratio	Applicable Margin for LIBOR Loans / Letter of Credit Fee	Applicable Margin for Base Rate Loans	Commitment Fee
I	< 0.75 to 1.00	1.500%	0.500%	0.250%
II	< 1.50 to 1.00 but ≥ 0.75 to 1.00	1.750%	0.750%	0.300%
III	< 2.00 to 1.00 but ≥ 1.50 to 1.00	2.000%	1.000%	0.350%
IV	< 2.50 to 1.00 but ≥ 2.00 to 1.00	2.250%	1.250%	0.425%
V	≥ 2.50 to 1.00	2.500%	1.500%	0.500%

CALCULATION OF
INTEREST AND FEES:	Other than calculations in respect of interest for Base Rate Loans (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD
PROTECTION:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital or liquidity requirements or their interpretation (including implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all Facilities Documentation, including, without limitation, the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lead Arranger, taken as a whole, and, if reasonably necessary, of one local counsel and one regulatory counsel in any relevant jurisdiction to the Administrative Agent and the Lead Arranger, taken as a whole, regardless of whether or not the Senior Credit Facilities are closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the Facilities Documentation, including, but not limited to, the documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders, taken as a whole, and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant jurisdiction to the Administrative Agent and the Lenders, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel to all such affected persons similarly situated, taken as a whole.

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Schedule I

CONDITIONS PRECEDENT TO CLOSING AND INITIAL FUNDING

The closing and extension of credit under the Senior Credit Facilities, in addition to the conditions precedent set forth in the Commitment Letter, will be subject to satisfaction of the conditions precedent:

(i)	Satisfactory Documentation. The negotiation, execution and delivery of Facilities Documentation with respect to the Senior Credit Facilities consistent with the Summary of Terms and reasonably satisfactory to the Borrower, the Lead Arranger, the Administrative Agent and the Lenders. Without limitation of the foregoing, the Administrative Agent shall receive (A) reasonably satisfactory opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facilities,) and of appropriate local counsel and such corporate resolutions, certificates and other documents as the Administrative Agent may reasonably require, (B) customary officers’ certificates, good standing certificates and other customary closing documents (including, without limitation, certificates of insurance (along with related endorsements), lien searches, resolutions and organizational documents), (C) a reasonably satisfactory certificate of the chief financial officer (or equivalent officer) of the Borrower certifying that the Borrower and the Borrower and its subsidiaries, taken as a whole, will be solvent after giving effect to the Transaction and the incurrence of indebtedness related thereto and (D) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(ii)	Security. All filings, recordations and searches necessary in connection with the liens and security interests set forth in Exhibit A under the section entitled “Security” shall have been duly made; all filing and recording fees and taxes shall have been duly paid and the Lead Arranger shall have received (x) evidence of the insurance maintained by the Borrower and its subsidiaries, and the Administrative Agent shall have received certificates naming the Administrative Agent and the Lenders as an additional insured, in the case of liability insurance, and the Administrative Agent, on behalf of the Lenders, as lenders’ loss payee, in the case of property insurance and (y) reasonably satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in such capital stock and in the other collateral referred to under the section entitled “Security” set forth in Exhibit A.

(iii)

Acquisition. (A) The Acquisition shall have been consummated, or shall be consummated substantially simultaneously with the Closing Date, in all material respects in accordance with the terms of that certain Agreement and Plan of Merger dated as of April 21, 2013 by and among the Borrower, the Target, Mustang Acquisition Inc. and Mustang Acquisition II Inc. (including all schedules and exhibits thereto, the “Purchase Agreement”), without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to the interests of the Lenders, as reasonably determined by the Lead Arranger, without the prior consent of the Lead Arranger, it being understood that any substantive material modification, amendment, consent or waiver to (i) the Disclosure Schedules or the definition of “Material Adverse Effect” in the Purchase Agreement, (ii) the third party beneficiary rights in the Purchase Agreement applicable to the Lead Arranger and/or the Lenders (including, without limitation, any substantive modification, amendment, consent or waiver of any of the provisions referenced in clause (c) of the first sentence of Section 10.8 of the Purchase Agreement) or (iii) the governing law of the Purchase Agreement shall in each case be deemed to be material and adverse to the

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interests of the Lenders, and (B) all governmental, shareholder and third party consents and approvals that are, in the opinion of the Administrative Agent, reasonably necessary in connection with the Transaction shall have been received, except, in the case of the Acquisition only, those which the failure to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all applicable waiting periods shall have expired without any action being taken by any authority that restrains, prevents or imposes any material adverse conditions on the Borrower and its subsidiaries or that seeks any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(iv)	Material Adverse Effect. Except as specifically disclosed in Sections 5.8 and 4.8 of the Parent Disclosure Schedules and Company Disclosure Schedules (each, as defined in the Purchase Agreement), since December 31, 2012 (as to the Borrower and its subsidiaries) or since January 31, 2013 (as to the Target and its subsidiaries), there shall not have occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a “Material Adverse Effect”, and there has been no adverse change in the status of the matters described in such Sections.

(v)	Absence of Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of the Borrower after reasonable inquiry, threatened or contemplated, at law, in equity, in arbitration or before any governmental authority, by or against the Borrower or any of its subsidiaries or the Target or any of its subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to the Facilities Documentation or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Sections 5.11 and 4.11 of the Parent Disclosure Schedules and Company Disclosure Schedules, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect (after giving effect to the Transaction), and there has been no adverse change in the status of the matters described in such Sections; provided, however, that the foregoing shall not include any shareholder class action or derivative litigation commenced against the Borrower or the Target since the date of the Purchase Agreement and arising from allegations of breach of fiduciary duty of the Borrower’s or the Target’s respective directors relating to their respective approval of the Purchase Agreement or from allegations of false or misleading public disclosure by the Borrower or the Target with respect to the Transaction, including, without limitation, the Purchase Agreement.

(vi)	No Change in Information. All of the Information shall be complete and correct in all material respects considered as a whole; and no changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by the Administrative Agent or the Lead Arranger regarding the Borrower or its subsidiaries, the Target or its subsidiaries or the Transaction after the date of the Commitment Letter that (A) either individually or in the aggregate, could reasonably be expected to (A) have a Material Adverse Effect or (B) adversely affect the Senior Credit Facilities or any other aspect of the Transaction, and nothing shall have come to the attention of the Lenders to lead them to believe in good faith that (x) the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect or (y) the Transaction will have a Material Adverse Effect. Without limitation of the foregoing, there shall be no adverse change in the status of the SEC investigation initially disclosed in the Borrower’s 10-Q for the fiscal period ending March 31, 2011 filed with the SEC and as supplemented by filings with the SEC through the Borrower’s 10-K for the fiscal year ending December 31, 2012 as to the Borrower or any of its officers or directors (other than Phillip DeZwirek) from the status disclosed to the Lead Arranger prior to the date of the Commitment Letter.

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(vii)	Financial Information. The Lenders shall have received (a) audited financial statements of each of the Borrower and its subsidiaries as of December 31, 2012 and the Target and its subsidiaries as of January 31, 2013, (b) all interim financial statements of the Borrower and its subsidiaries and the Target and its subsidiaries from and the after the most recent fiscal year end through the most recent quarter for which financial statements are available which are not inconsistent in any materially adverse way with the Information provided to the Lead Arranger prior to the date the Commitment Letter is executed and (c) pro forma consolidated financial statements as to the Borrower and its subsidiaries giving effect to all elements of the Transaction to be effected on or before the Closing Date, and forecasts prepared by management of the Borrower, each in form satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the fiscal year 2013 and on an annual basis for each fiscal year thereafter during the term of the Senior Credit Facilities.

(viii)	Maximum Total Leverage Ratio. The Lead Arranger shall be satisfied that, on the Closing Date after giving effect to all funding under the Senior Credit Facilities and the Transaction, the Total Leverage Ratio shall be less than 2.25 to 1.00.

(ix)	Accuracy of Representations / No Default. All of the representations and warranties in the Facilities Documentation shall be true and correct as of Closing Date and no event of default under the Senior Credit Facilities or incipient default shall have occurred and be continuing or would result from any extension of credit made on the Closing Date.

(x)	Minimum Marketing Period. An Information Memorandum in form satisfactory to the Lead Arranger to be used in connection with the syndication of the Senior Credit Facilities and approved for disclosure to the Lenders shall have been completed at least 30 days prior to the Closing Date, and the Lead Arranger shall have been afforded a marketing period of at least 30 days to seek to syndicate the Senior Credit Facilities.

(xi)	Evidence of Termination of Existing Indebtedness and Liens. Prior to or substantially simultaneously with, the initial borrowing under the Senior Credit Facilities, the Refinancing shall have been consummated and all commitments thereunder shall have been terminated and cancelled and all liens in connection therewith shall have been terminated and released.

(xii)	Payment of Fees and Expenses. The payment of all fees and expenses to be payable pursuant to the Commitment Letter and the Fee Letter (including the reasonable expenses of counsel for Bank of America and the Lead Arranger).

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